                           PLAYBOY ENTERPRISES, INC.

                               CHRISTIE HEFNER
                                 CHAIRMAN AND
                            CHIEF EXECUTIVE OFFICER

March 16, 1998


Mr. Buford Smith
12 River's Bend Drive
Gulfport, MS 39507

Dear Buford:

This letter confirms our offer of employment for the position of President - New Media at Playboy Enterprises, Inc. Enclosed is a comprehensive job description that we have drafted, consistent with discussions we have had. Also as we have discussed, the compensation package detailed below, consists of a base salary but also provides you with high upside potential in both variable cash and stock.

Your base compensation would be $250,000 gross per annum paid on a biweekly basis and you will have an annual incentive plan which will be customized and designed around the growth of the New Media business. Given the startup nature of the business, for years 1998 through 2000, the plan will be uncapped and based on 2% of revenue generated by New Media where the operating loss cannot exceed $7 million in 1998 and for years 1999 and 2000, the loss triggers will be determined as the budgets are set.*** In subsequent years, the plan will be 5% of Operating Income with targets based upon the New Media operating plan and will be capped at $1,000,000. To recognize your role and impact as a senior corporate executive, the incentive plan will have a corporate trigger (if the Company does not achieve its annual operating plan, your plan pays out at 90% vs. 100%). Also, you will receive 1% of the equity issued as part of a private placement or public equity offering for the New Media business with a cap of $5 million in equity value.

---------
*** Confidential information omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

Buford Smith
March 16, 1998
Page 2.

You will also be entitled to participate in the Company's long-term executive stock program which will include 50,000 shares of stock options which vest in 25% increments over a four year period. The strike price of the options is the closing price of the Class B stock the business day preceding your start date. You will also be entitled to 15,000 shares of Class B restricted stock with accelerated vesting based upon financial performance achievement.

Under the restricted stock plan, your first payout of 2,500 shares will be earned upon the Company's achievement of a $15 million Operating Income and the second traunch of 12,500 shares upon the achievement of a $20 million Operating Income target. The plan, which was implemented in FY'95, has already paid out its first two traunches as the initial two targets have been achieved. It is my expectation that once this plan successfully ends, it will be replaced by another similar plan. You will also participate in the Company's parachute plan, as described in the attached.

You will be based in Chicago and expected to do as much travel as necessary to complete the duties of the position. You will be reimbursed for all travel, in accordance with the Company's Travel and Entertainment policy (a copy of which will be forwarded to you).

The Company will also reimburse you for all reasonable moving expenditures related to your relocation to Chicago, in accordance with our relocation policy.

You will be entitled to the Company's health benefits plans (effective on the first day of your employment) as well as participation in the Company's executive vacation policy (four weeks), matching 401k plan, deferred compensation plan employee stock purchase plan and profit-sharing plan. Details of all of these plans/benefits will be sent to you.

If you should be terminated at any time not for cause (as defined below), you will be entitled to receive six months guaranteed severance and up to an additional six months if you remain unemployed during that period ("unemployed" excludes major consulting work). "For cause" is defined as conviction of a crime involving dishonesty, fraud or breach of trust, or engaging in conduct materially injurious to Playboy.

Buford Smith
March 16, 1998
Page 3.

Given our recent discussions regarding your participation in upcoming New Media related meetings, I'd like to agree to a start date as soon as possible.

Buford, everyone here looks forward to having you join the Playboy family and having you share in the success of PEI's New Media future.

Sincerely,

/s/ Christie Hefner
Christie Hefner



ACCEPTED:

/s/ Buford Smith
-----------------------
Buford Smith


     6/24/98
-----------------------
Date

                  EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS
                       AND INCENTIVE COMPENSATION PLANS

     To aid the Company in retaining its most senior executives and certain other officers, the Board approved Change in Control Agreements (the "Agreements"), which provide for the payment of specified benefits to selected officers in the event their employment terminates after a "change in control" (defined below) of the Company. Ms. Hefner and Messrs. Lynn, Perkins and Rosenzweig are beneficiaries of this program. Each Agreement provides that (i) a lump-sum cash payment will be made within ten days following termination, equal to 300% of the sum of the officer's annual base salary in effect immediately prior to the occurrence of the change in control and the maximum bonus for the officer's position under the Program established for the then applicable fiscal year; (ii) the amount of the payment would be subject to reduction so that no portion would be subject to the excise tax provision of the Internal Revenue Code of 1986, as amended (the "Code"), but only if the officer would obtain a net after-tax benefit from such reduction; (iii) the officer will be allowed to continue his or her participation in then existing welfare benefit plans, such as medical insurance, for up to a year from the effective date of termination;
(iv) it will have an initial five-year term, automatically extended on each anniversary of its execution unless the Company or the officer gives notice that it or the officer does not wish to extend the Agreement; and (v) payments become due and benefits are provided if, within 18 months after a change in control, the employee is involuntarily terminated for reasons other than death, disability or "cause" (defined below), or voluntarily terminates employment for certain reasons. A "change in control" is defined as (1) any liquidation or dissolution of the Company; (2) a sale, exchange or other disposition of Playboy magazine; (3) any occurrence by which The Hugh M. Hefner 1991 Trust and Christie Hefner (who is deemed to hold shares beneficially owned by the Trust to the extent Ms. Hefner has sole voting power with respect to such shares) cease, collectively, to hold at least 50% of the Company's stock entitled to vote generally in the election of Company directors; and (4) the merger, consolidation or reorganization of the Company, or sale of all or substantially all of the Company's assets, unless such transaction is initiated by the Company and, as a result of the transaction, not less than a majority of the combined voting power of the securities of the surviving or transferee corporation is held by persons who held not less than a majority of the combined voting power of the outstanding voting stock of the Company immediately prior to the transaction. Under the Agreement, "cause" is defined as conviction of a crime involving dishonesty, fraud or breach of trust, or willful engagement in conduct materially injurious to the Company. The Agreement also provides that the reasons for which the officer may voluntarily terminate employment without forfeiture of benefits include failure to maintain the officer in the position held prior to the change in control, removal of the officer from the Board, assignment to the officer of duties materially inconsistent with the authorities and responsibilities exercised prior to the change in control, an aggregate reduction in the officer's cash compensation, a termination or reduction in scope or value of the officer's employee benefits, a good-faith determination by the officer that, as a result of a change in circumstances following a change in control, the officer is unable to carry out the authorities or responsibilities of the officer's position, or requiring the officer to perform duties beyond a 50-mile radius from the officer's employment immediately prior to the change in control, or to travel at least 50% more than was previously required in any of the three years prior to the change in control.

[LOGO]  PLAYBOY ENTERPRISES, INC.                     INTEROFFICE CORRESPONDENCE
                                                              CONFIDENTIAL
                                                              ------------
        DATE:     July 20, 1998

        TO:       Buford Smith

        FROM:     Howard Shapiro

        SUBJECT:  Your Contract

--------------------------------------------------------------------------------

          Christie asked that I confirm your conversation concerning the equity "kicker" in your contract.

          The kicker applies to valuation (and not money raised) and will apply to each relevant New Media transaction, with a cap of $5 million.

          In other words, if Playboy did an initial transaction that established a value of $150 million, you would receive $1.5 million on closing. If Playboy did a second transaction that established a value of $350 million, you would receive $2 million on closing; i.e. 1% of the $200 million in increased value.

          If this conforms to your understanding, please sign, date and return the enclosed copy of this memo to me.



               /s/ Buford Smith
               -----------------------
               Buford Smith

               Date    7/21/98
                   -------------------